Exhibit 4.12

Form: Licence: Licensee:	07L 03-10-195 Gadens Lawyers	LEASE New South Wales Real Property Act 1900	Leave this space clear. Affix additional pages to the top left-hand corner.

PRIVACY NOTE: Section 31B of the Real Property Act 1900 (RP Act) authorises the Registrar General to collect the information required by this form for the establishment and maintenance of the Real Property Act Register. Section 96B RP Act requires that the Register is made available to any person for search upon payment of a fee, if any.

STAMP DUTY	Office of State Revenue use only

(A) TORRENS TITLE	Property leased: if appropriate, specify the part or premises Folio Identifier /LF310, part being Suite 1201 at 99 Mount Street, North Sydney

(B) LODGED BY	Document Collection Box	Name, Address or DX and Telephone, and Customer Account Number if any	CODE
		Reference (optional): RAM/36422204	L

(C) LESSOR	Ho-Group North Sydney Pty Limited ACN 166 919 384

The lessor leases to the lessee the property referred to above.

(D)	Encumbrances (if applicable): 1. AI525422 2. 3.
(E) LESSEE	Benitec Biopharma Limited ACN 068 943 662
(F)	TENANCY:

(G)	1.	TERM	3 years
	2.	COMMENCING DATE	1 October 2016
	3.	TERMINATING DATE	30 September 2019
	4.	With an OPTION TO RENEW for a period of Not applicable		set out in	clause
	5.	With an OPTION TO PURCHASE set out in Not applicable
	6.	Together with and reserving the RIGHTS set out in ANNEXURE A
	7.	Incorporates the provisions or additional material set out in ANNEXURE A			hereto
	8.	Incorporates the provisions set out in MEMORANDUM filed pursuant to section 80A Real Property Act 1900 as /
registered LEASE No. Not applicable
	9.	The RENT is set out in item / clause	Clause 3	of ANNEXURE A

88972.1 KM INU

All handwriting must be in block capitals.	Page 1 of 44

DATE	11	/	10	/	16
	dd		mm		yyyy

(H)	I certify that I am an eligible witness and that the lessor signed this dealing in my presence. [See note ** below]	Certified correct for the purposes of the Real Property Act 1900 by the lessor.

	Signature of witness:	Signature of lessor:

	Name of witness:	Refer to page 44 of Annexure “A” for execution clauses

Address of witness:

Note: where applicable, the lessor must complete the statutory declaration below.

I certify that I am an eligible witness and that the lessee signed this dealing in my presence. [See note ** below]	Certified correct for the purposes of the Real Property Act 1900 by the lessee.

Signature of witness:	Signature of lessee:

Name of witness:

Address of witness:	Refer to page 44 of Annexure “A” for execution clauses

(I)	STATUTORY DECLARATION *

I,

solemnly and sincerely declare that -

	1.	The time for the exercise of option to renew/option to purchase in expired lease No. AB416454	has ended;

	2.	The lessee under that lease has not exercised the option.

I make this solemn declaration conscientiously believing the same to be true and by virtue of the Oaths Act 1900.

Made and subscribed at in the State of New South Wales on

in the presence of - of

☐ Justice of the Peace ☐ Practising Solicitor ☐ Other qualified witness [specify]

who certifies the following matters concerning the making of this statutory declaration by the person who made it:

	1.	I saw the face of the person / I did not see the face of the person because the person was wearing a face covering, but I am satisfied that the person had a special justification for not removing the covering; and

	2.	I have known the person for at least 12 months / I have not known the person for at least 12 months, but I have confirmed the person’s identity using an identification document and the document I relied on was

Signature of witness:	Signature of applicant:

*	As the services of a justice of the peace, practising solicitor or other qualified witness cannot be provided at lodgement, the statutory declaration should be signed and witnessed prior to lodgement of the form.
**	s117 RP Act requires that you must have known the signatory for more than 12 months or have sighted identifying documentation.

All handwriting must be in block capitals.	Page 2 of 44

This is Annexure “A” to the lease between Ho-Group North Sydney Pty Limited (Lessor) and Benitec Biopharma Limited (Lessee) of premises comprising Suite 1201 at 99 Mount Street, North Sydney

Contents

1.	Definitions and interpretation	6

2.	Term and holding over	13

3.	Base Rent	14

4.	Base Rent reviews	14

5.	Outgoings	17

6.	GST	19

7.	Damage and destruction	19

8.	Use of the premises	21

9.	Maintenance and repair	24

10.	Assignment	26

11.	Insurances and indemnities	27

12.	Services	28

13.	Mortgagee’s consent	28

14.	Default	28

15.	Termination	30

16.	Guarantee	31

17.	Bank Guarantee	33

18.	Common Areas	34

19.	Alterations to the Property	34

20.	Option to renew	35

21.	Security Interest	36

22.	Relocation	36

23.	Demolition	38

24.	Sustainability	39

25.	Incentives	40

26.	General	40

Reference Schedule

Item 1 Lessor	Ho-Group North Sydney Pty Ltd ACN 166 919 384 ABN 92 166 919 384 2 Tarrant Ave, Bellevue Hill, 2023 Facsimile: (02) 9328-5880

Item 2 Lessee	Benitec Biopharma Limited ACN 068 943 662 ABN 64 068 943 662 Suite 1201, 99 Mount Street, North Sydney, 2060
Item 3A Premises	Suite 1201, 99 Mount Street, North Sydney

Item 3B Building	99 Mount Street, North Sydney

Item 3C Land	Lot 112 Deposited Plan 632759

Item 3D Surveyed Area	125 square metres

Item 4 Term	3 years

Item 5A Base Rent	$83,750.00 per annum (plus GST) (being $670 per square metre per annum (plus GST))

Item 5B Base Rent Commencing Date	The Commencing Date

Item 6A	Fixed Increase Date	Percentage increase	Fixed Base Rent
Fixed Increase Dates	1 October 2017	4.5%	$87,518.75
and percentage increase	1 October 2018	4.5%	$91,457.09

Item 6B Market Review Dates	Not applicable

Item 6C CPI Adjustment Dates	Not applicable

Item 7 Lessee’s Proportion	1.17%

Item 8 Permitted Use	Commercial offices

Item 9 Lessee’s trading name	Benitec Biopharma Limited

Item 10 Minimum Operating Hours	Monday-Friday inclusive Saturday and Sunday Public Holiday	8.00 am to 6.00pm Closed Closed

Item 11 Public liability insurance	$20 million

Item 12 Guarantor	Not applicable

Item 13 Bank Guarantee	The amount equal to 6 months of the Base Rent, the Cleaning Contribution and GST on those amounts being $47,018.81 at the Commencing Date.

Item 14 Further period	Not applicable

Item 15 Base Year	30 June 2016

1.	Definitions and interpretation

1.1	Definitions

Approved Codes of Practice means Codes of Practice relating to workplace safety approved or taken to be approved under the WHS Act.

Australian Institute means the Australian Institute of Valuers and Land Economists (inc) New South Wales Division.

Authority means any government, statutory, public or other authority or body having jurisdiction over the Building or any matter or thing relating to the Building.

Bank Guarantee means an irrevocable and unconditional banker’s undertaking or guarantee to pay the required amount to the Lessor on demand (or any replacement or addition to it under clause 17.

Base Rent means the amount specified in Item 5A, as varied under this lease.

Base Rent Commencing Date means the date specified in Item 5B.

Base Year means the year ending on the date specified in Item 15.

BEEC means a Building Energy Efficiency Certificate issued pursuant to the Commercial Building Disclosure program administered by the Australian Government Department of Industry or by any successor or other body administering the Commercial Building Disclosure program from time to time.

Building means all improvements on the Land and any modifications to the improvements including the building known by the name specified in Item 3B.

Business Day means a day being Monday to Friday not being a public holiday or bank holiday.

Car Park means that part of the Building which the Lessor nominates for parking motor vehicles including structures, driveways and vehicular ramps.

Claim includes any claim, notice, demand, proceeding, litigation, investigation, judgment, loss, claim for compensation, cost, expense, damage or liability however arising whether present or future.

Cleaning Contribution means the Lessee’s contribution to the costs incurred by the Lessor in providing:

(a)	cleaning contractors to clean the Premises; and

(b)	for the removal of rubbish from the Premises.

Commencing Date means the date specified at paragraph (G)2 on the first page.

Common Areas means those areas of the Property provided by the Lessor for common use including passages, stairways, toilets, wash rooms, any car parking areas and other facilities provided by the Lessor.

Consumer Price Index means the Consumer Price Index (All Groups) for Sydney published by the Australian Bureau of Statistics or if that index no longer exists, any index that the President of the Australian Institute decides best reflects changes in the cost of living in Sydney.

Contaminate means to cause Contamination.

Contamination means the presence in or on the Building or in, on or under the Land of a substance at a concentration above the concentration at which the substance is normally present in or on buildings or in, on or under (respectively) land in the same locality, being a presence that presents a risk of harm to human health or any other aspect of the environment.

CPI Adjustment Date means each date in Item 6C.

Current CPI means the Consumer Price Index number for the quarter last published immediately before the relevant CPI Adjustment Date.

Dangerous Goods means anything prescribed as a dangerous good or hazardous substance under the WHS Act or WHS Regulations.

Dispute Notice means a notice given under and which complies strictly with clause 4.2(d)(i).

Energy Ratings means:

(a)	a NABERS Rating; and

(b)	a BEEC.

Environmental Law Disclosures means disclosures required by any and all laws, regulations or by-laws concerning the protection of human health and safety, the protection or prevention of harm to or sustainability of the Environment or land use planning, development or zoning including the Contaminated Land Management Act 1997, the Environmental Planning and Assessment Act 1979, the Protection of the Environment Operations Act 1997, the Building Energy Efficiency Disclosure Act 2010 and the requirements of any relevant Authority under those laws, regulations or by-laws.

Facilities means all facilities for the Building including but not limited to lifts, escalators, air-conditioning, toilets, loading docks, access control systems and Keys.

Fitout Manual means the fitout manual from time to time for the Building, a copy of which will be given to the Lessee upon request.

Fixed Increase Date means each date in Item 6A.

GST has the meaning given by section 195-1 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Guarantor means the person or persons specified in Item 12.

Heavy Item means any thing which the Lessee proposes to bring into the Building which in the Lessor’s opinion might cause damage to the Building.

Incentive means any inducement, incentive or concession of any kind however named or structured in connection with a tenancy and includes any premium or capital payment and any period of abatement or reduction of rent or other money.

Inflammable Substance means any substance or thing of an inflammable nature including acetylene gas, volatile or explosive oils and alcohol which in the Lessor’s reasonable opinion might cause damage to the Building.

Item means an item in the Reference Schedule attached to this lease.

Keys means keys, access cards and other access or security devices relating to the Building.

Land means the land described in paragraph (A) of the first page and Item 3C, together with any other land used by the Lessor in connection with the Property.

Laws means statutes, rules, regulations, proclamations, ordinances or by-laws present or future and includes applicable Australian Standards and Codes of Practice.

Lessee means the Lessee named at paragraph (E) on the first page and more particularly described in Item 2 and its permitted successors and assigns.

Lessee’s Employees and Contractors or Lessee’s Employees or Contractors means each of the Lessee’s employees, contractors, agents, customers, licensees, invitees or visitors who enter the Property.

Lessee’s Fixtures means:

(a)	all fixtures, fittings, plant, equipment, furniture, internal partitions, fitout (including ceilings, kitchens and kitchen fittings and showers and shower fittings, tiles and flooring) and other articles in the Premises in the nature of trade or Lessee’s fixtures (including any riser duct cables) in each case which are owned or leased by the Lessee or otherwise brought onto or installed in the Premises by or on behalf of the Lessee; and

(b)	the fixtures, fittings, plant, equipment and other articles in the Premises nominated by the Lessor to the Lessee which are:

(i)	owned by the Lessor;

(ii)	in the nature of trade or tenant’s fixtures (including electrical wiring and cabling); and

(iii)	made available by the Lessor for the benefit of the Lessee during any part of the Term.

Lessee’s Property includes all Lessee’s Fixtures and other articles or items in the Premises, excluding the Lessor’s Property.

Lessee’s Proportion means the proportion of the Outgoings specified in Item 7 which represents that proportion which the net rentable area of the Premises bears to the net rentable area of the Building.

Lessor means the Lessor named at paragraph (C) on the first page and described in Item 1 and its successors and assigns.

Lessor’s Property means any plant, equipment, appurtenances, services, fixtures and fittings servicing on the Property owned by, leased or licensed to, the Lessor.

Lease Year means the period of 12 months starting on the Commencing Date and then each succeeding period of 12 months.

Lettable Area means the floor area of premises in the Building which from time to time are leased or licensed or intended by the Lessor to be so (calculated by the Lessor’s surveyor using the PCA Method of Measurement) but, to the extent permitted by law, excludes any premises:

(a)	leased or licensed or intended by the Lessor to be leased or licensed exclusively for storage; and

(b)	leased or licensed for a nominal rental or as a temporary or casual letting in the Common Areas.

Managing Agent means any agent appointed from time to time by the Lessor for the Property.

Market Review Date means each of the dates in Item 6B.

Minimum Operating Hours means the hours specified in Item 10.

NABERS Rating means Australian Building Greenhouse Rating certified by the relevant Regional Certification Body, or in the absence of such body, the National Administrator under the NABERS System for, as applicable:

(a)	NABERS Energy Rating

(b)	water;

(c)	waste; or

(d)	indoor environment.

NABERS System means the National Australian Built Environment Rating System administered by the New South Wales Office of Environment and Heritage or by any successor or other body administering the National Australian Built Environmental Rating System from time to time.

Open Plan Layout means the layout of a typical floor in the Building prior to the installation of any fixtures, fitting or other improvements.

Outgoings means the total costs incurred by the Lessor in operating and maintaining the Property for each Outgoings Year during the Term arising by direct assessment or from any head lease or otherwise, other than expenses which are payable by the Lessee under this lease, including but not limited to:

(a)	rates, taxes, levies, imposts, deductions, charges, withholdings and duties imposed by any Authority including any tax imposed as a consequence of the Lessor having an estate or interest in the Building;

(b)	taxes, charges or assessments, including land tax and other charges imposed by any Authority and levies and charges imposed under strata, community title or similar legislation;

(c)	insurance which may be effected by the Lessor relating to the Property including:

(i)	damage or destruction of the Property and the Lessor’s Property for their full reinstatement value for damage however caused and the cost of removal and disposal of debris, consultants’ fees and fire extinguishment costs;

(ii)	public risk insurance for the Property;

(iii)	insurance for loss of rental of the Building;

(iv)	workers compensation insurance for all employees engaged in connection with the Property; and

(v)	such other risks (including machinery breakdown) which the Lessor reasonably considers is appropriate;

(d)	repairing, maintaining and painting the Building including the buildings, structures, plant, equipment, fixtures, fittings, furniture, furnishings and other property provided by the Lessor in the Building; and

(e)	costs incurred in providing Services to the Property and any other services provided by Authorities or others to the Building (including plant rooms, security lighting, heating and other systems and services in and for the operation of the Building);

(f)	pest control;

(g)	caretaking services, security services and regulating traffic in the Building or on roads giving access to the Building;

(h)	operating, supplying, maintaining and repairing the Services including lighting, heating and air conditioning the Common Areas, escalators, travelators, elevators, pest control, fire services, toilet and washroom facilities and requisites, public address systems, security equipment, emergency evacuation systems and all plant and equipment and the amounts paid to personnel necessary to operate, supply, maintain and repair the Services to the standard the Lessor requires and to comply with the requirements of Authorities and all laws;

(i)	removal and disposal of all waste and other garbage including the cost of operating and maintaining any plant and equipment for that purpose whether located within the Building or not;

(j)	cleaning those parts of the Building which no tenant or licensee is obliged to make a Cleaning Contribution toward including the net cost to the Lessor of hiring or leasing vehicles or equipment for that purpose;

(k)	indoor and outdoor gardening and landscaping;

(l)	providing air conditioning including the costs of electricity, fuel, repairs and maintenance;

(m)	operating and maintaining signs and directories;

(n)	operating and maintaining any customer service and information desks, courtesy vehicles, child minding facilities and play areas, parcel pick up points, delivery services and other facilities from time to time provided in the Building; and

(o)	operating, maintaining and repairing the Car Park.

(p)	management, control and administration whether performed within the Building or not including:

(i)	the Lessor’s reasonable costs of managing the Building (including fees paid to agents, consultants and auditors whether internal or external); and

(ii)	the costs associated with the operation of the Building Manager’s office including employment overheads;

but excluding:

(a)	the Lessor’s income tax or capital gains tax;

(b)	any GST or like tax imposed because this lease is a taxable supply;

(c)	expenses due solely to any Lessee’s use of its Premises;

(d)	capital and structural costs and depreciation;

(e)	any Outgoings that are not properly and reasonably incurred by the Lessor;

(f)	interest and other charges incurred by the Lessor on amounts it has borrowed; and

(g)	any amount that the Lessor is prohibited from recovering under any relevant legislation from its lessees.

Outgoings Contribution means the amount calculated and payable by the Lessee in accordance with clause 5.1(a).

Outgoings Year means the 12 month period ending on 30 June in each year or on another day specified in a notice the Lessor gives the Lessee.

PCA means the Property Council of Australia Limited (ACN 008 474 422).

PCA Method of Measurement means the March 1997 method of measurement published by PCA.

Permitted Use means the use of the Premises specified in Item 8.

Personal Property has the meaning given to that expression in the PPSA.

PPSA means the Personal Property Securities Act 2009 (Cth).

PPSR means the Personal Properties Securities Register established under the PPSA.

Premises means the premises described in Item 3A and includes the Lessor’s Property in the Premises.

Previous CPI means the Consumer Price Index number for the quarter (which corresponds with the quarter relating to the Current CPI) immediately before the latest of:

(a)	the last Market Review Date; or

(b)	the last CPI Adjustment Date; or

(c)	the last Fixed Increase Date; or

(d)	the Commencing Date.

Principal Contractor has the meaning given to that expression in the WHS Act.

Property means the Premises, the Building, the Common Property, the Land and the Car Park unless the context requires otherwise.

Redecorate means:

(a)	washing down the interior of the Premises including partitions;

(b)	the treating as previously treated of all internal surfaces of the Premises by painting, staining, polishing or otherwise to a specification approved by the Lessor; and

(c)	the replacing of all floor coverings, blinds, screens, awnings or other window coverings. which, in the Lessor’s reasonable opinion, are worn or damaged (otherwise than by fair wear and tear) and in need of replacement with floor coverings, blinds, screens, awnings or other window coverings of a standard not less than that then provided by the Lessor to premises in the Building.

Rent means the Base Rent.

Rent Review Notice means a notice given by the Lessor to the Lessee under clause 4.2(b) specifying the Lessor’s assessment of the Base Rent to apply from the relevant Market Review Date.

Requirement means any law, regulation, requirement, notice, order or direction of any Authority and includes the provisions of any statute, ordinance or by-law.

Review Date means CPI Adjustment Date, Market Review Date or Fixed Increase Date.

Secured Property means any items of Personal Property included in the Lessor’s Property and leased to the Lessee or made available for use by the Lessee under this lease or any related agreement.

Security Interest has the meaning given to that expression in the PPSA.

Services means all utilities and services provided by the Lessor to the Property from time to time including but not limited to the Facilities and water, electricity, gas, telephone and communications services.

Sign means a sign, advertisement, notice or similar thing.

Sustainability Initiatives means any activities, programs, works and initiatives to:

(a)	improve the energy, water or environmental efficiency or sustainability of the Building; and

(b)	improve waste disposal practices and quality of air within the Building,

including the installation and operation of plant and equipment which are aimed at environmental awareness or at reducing damage to the environment.

Term means the term specified at paragraph (G)1 on the first page and Item 4 which commences on the Commencing Date and ends on the Terminating Date.

Terminating Date means the date specified at paragraph (G)3 on the first page.

Third Party Work means contractors or others undertaking Work in the Premises.

Valuer means a fellow or an associate, of not less than 5 years’ standing, of the Australian Institute, active in the relevant market at the time of appointment and with at least 3 years’ experience in valuing the kind of premises leased by this lease.

WHS Act means the Work Health and Safety Act 2011 (NSW).

WHS Regulations means the Work Health and Safety Regulations 2011 (NSW).

Work means any work in relation to the Premises which requires the appointment of a Principal Contractor; and

Worker has the same meaning as in the WHS Act.

1.2	Interpretation

In this lease unless the context otherwise requires:

(a)	clause and subclause headings are for reference purposes only;

(b)	the singular includes the plural and vice versa;

(c)	words denoting any gender include all genders;

(d)	reference to a person includes any other entity recognised by law and vice versa;

(e)	where a word or phrase is defined its other grammatical forms have a corresponding meaning;

(f)	any reference to a party to this lease includes its successors and assigns;

(g)	any reference to any agreement or document includes that agreement or document as amended at any time;

(h)	the use of the word includes or including is not to be taken as limiting the meaning of the words preceding it;

(i)	the expression at any time includes reference to past, present and future time and the performance of any action from time to time;

(j)	an agreement, representation or warranty on the part of two or more persons binds them jointly and severally;

(k)	an agreement, representation or warranty on the part of two or more persons is for the benefit of them jointly and severally;

(l)	reference to an item is a reference to an item in the reference schedule to this lease;

(m)	reference to an exhibit, annexure, attachment or schedule is a reference to the corresponding exhibit, annexure, attachment or schedule in this lease;

(n)	reference to a provision described, prefaced or qualified by the name, heading or caption of a clause, subclause, paragraph, schedule, item, annexure, exhibit or attachment in this lease means a cross reference to that clause, subclause, paragraph, schedule, item, annexure, exhibit or attachment;

(o)	when a thing is required to be done or money required to be paid under this lease on a day which is not a Business Day, the thing must be done and the money paid on the immediately preceding Business Day; and

(p)	reference to a statute includes all regulations and amendments to that statute and any statute passed in substitution for that statute or incorporating any of its provisions to the extent that they are incorporated.

2.	Term and holding over

2.1	Term

Subject to the provisions of this lease, the Lessor leases the Premises to the Lessee for the Term.

2.2	Monthly Tenancy

If the Lessor in its discretion allows the Lessee to occupy the Premises after the Terminating Date (other than under a grant of a further lease), the Lessee does so as a monthly tenant on the terms and conditions of this lease with necessary changes applicable to a monthly tenancy except that:

(a)	the Base Rent will be an amount equal to one-twelfth of the Base Rent payable immediately before the Expiry Date increased by 10% unless an alternative is agreed with the Lessor and the Lessor has served written notice of the alternative increase;

(b)	the first payment of the Base Rent is to be made on the next day after the Expiry Date;

(c)	the monthly tenancy may be terminated at any time by either party by giving the other party one month’s notice expiring on any day; and

(d)	if the Lessee defaults in performing its obligations, then the Lessor may terminate the monthly tenancy by giving the Lessee notice expiring on any date and the monthly tenancy will end seven days after service of that notice.

3.	Base Rent

The Lessee must:

(a)	without setoff or deduction, pay the Base Rent by equal monthly instalments in advance on the first day of each month commencing on the Base Rent Commencing Date;

(b)	pay the first instalment of the Base Rent on the Commencing Date;

(c)	if necessary, pay the first and last instalment apportioned on a daily basis; and

(d)	pay all instalments as the Lessor directs.

4.	Base Rent reviews

4.1	Fixed review

(a)	This subclause applies if any Fixed Increase Dates are specified in Item 6A.

(b)	As and from each Fixed Increase Date, the Base Rent increases by the percentage, and is the amount, specified in Item 6A next to the corresponding date.

(c)	Base Rent reviewed under this subclause is subject to further review at the next Review Date (if any) or as otherwise provided in this lease.

4.2	Market review

(a)	This subclause applies if any Market Review Dates are specified in Item 6B.

(b)	The Lessor may notify the Lessee of the Base Rent that the Lessor considers to be the market Base Rent (Market Rent) within:

(i)	6 months before or any time after the relevant Market Review Date where the market review is triggered by the exercise of an option to renew the lease; and

(ii)	6 months before or any time after the relevant Market Review Date where the market review falls during the Term.

(c)	The amount stated in the Rent Review Notice is the Base Rent payable from the relevant Market Review Date unless a Dispute Notice is given by the Lessee.

(d)	If the parties do not agree on the Market Rent:

(i)	The Lessee may serve a notice on the Lessor, but only within 14 days from the date the Lessor notifies the Lessee of the Market Rent, advising that the Lessee does not accept the Market Rent notified by the Lessor. If the Lessee does not serve a Dispute Notice within that time, the Lessee is deemed to accept the Market Rent.

(ii)	If:

(A)	the Lessee serves a Dispute Notice; and

(B)	the Lessor and Lessee do not agree in writing on the Base Rent applicable from the relevant Market Review Date within 21 days after the Lessee gives the Dispute Notice,

then the Lessor and Lessee must, within 35 days after the Lessee gives the Dispute Notice refer the dispute for determination by a Valuer to be nominated by the president of the Australian Institute at the request of either party.

(iii)	The appointed Valuer must determine the market Base Rent at the particular Market Review Date acting as an expert and not as an arbitrator and give a written determination with reasons within 60 days of his appointment.

(iv)	The Valuer’s determination is final and binding on the Lessor and the Lessee.

(v)	Until the Valuer has determined the market Base Rent, the Lessee must continue to pay the amount of Base Rent payable immediately before the relevant Market Review Date.

(vi)	The Valuer’s costs must be paid by the Lessor and the Lessee equally. Either party may pay all of the Valuer’s costs and recover one half of the amount paid from the other party.

(e)	Criteria for determination of market Base Rent

In determining the market Base Rent at the particular Market Review Date, the Valuer must:

(i)	disregard the value of any goodwill attributable to the Lessee’s business and the value of the Lessee’s fixtures and fittings in the Premises or any other interest in the Premises created by this lease;

(ii)	disregard any deleterious condition of the Premises if the condition results from any work carried out by the Lessee or from any breach of any term or condition of this lease by the Lessee;

(iii)	disregard any rent or other money payable under any sublease or licence where the rent or other money payable under the sublease or licence is less than the Base Rent;

(iv)	have regard to the Term and, if part of the Term has elapsed at the Market Review Date, disregard that fact;

(v)	have regard to the terms and conditions of this lease and in particular to any liability on the part of the Lessee to pay Outgoings Contribution (including the provision for the updating of the base dates) and to the period of time until the next Review Date;

(vi)	have regard to the rental value of comparable premises but in doing so must make no reduction on account of any Incentive;

(vii)	value the Premises as being fit for immediate occupation and use even if work has been carried out on the Premises by the Lessee or assignee which has diminished the current market rent of the Premises and, if the Premises have been destroyed or damaged, as if they had been fully reinstated;

(viii)	value the Premises on the basis of this lease being granted by a willing landlord to a willing tenant as a whole without a premium but with vacant possession and subject to the provisions of this lease (other than the amount of the Base Rent to be determined under this subclause but including provisions for rent review) for a term equal to the original term of this lease;

(ix)	where the current market rent is to be determined for more than one floor or part of a floor, regard the Premises on a floor by floor basis;

(x)	consider the Premises as used for the Permitted Use but must have regard also to any other use to which the Premises may be lawfully put;

(xi)	assume that all obligations of the Lessee and the Lessor in this lease have been performed and observed; and

(xii)	make no reduction on account of any Incentive paid, provided or allowed to the Lessee or which would be likely to be paid, provided or allowed to a tenant in relation to a new tenancy in respect of the Premises were they vacant.

(f)	Base Rent reviewed under this subclause is subject to further review at the next Review Date (if any) or as otherwise provided in this lease.

4.3	Consumer Price Index review

(a)	This subclause applies if any CPI Adjustment Dates are specified in Item 6C.

(b)	The Base Rent from and including each CPI Adjustment Date is to be reviewed on each CPI Adjustment Date to an amount represented by A where:

A = B/C x D

where:

B = Current CPI

C = Previous CPI

D = the Base Rent payable immediately before the relevant CPI Adjustment Date.

(c)	Base Rent reviewed under this subclause is subject to further review at the next Review Date (if any) or as otherwise provided in this lease.

4.4	Rent does not decrease

If Base Rent reviewed under this clause would be less than the Base Rent payable immediately before the relevant Review Date, then the Base Rent remains unchanged. The Lessee must continue to pay the amount of Base Rent payable immediately before the relevant Review Date until the next Review Date.

4.5	Payment of reviewed Base Rent

Any variation in Base Rent under this clause takes effect on the relevant Review Date and after the determination, the Lessor must give the Lessee a credit for any overpaid Base Rent or the Lessee must pay any shortfall.

5.	Outgoings

5.1	Outgoings Contribution

(a)	The Lessee must pay the Outgoings Contribution for each Outgoings Year calculated as follows:

OC = (LP x I) x N

  Y

where:

OC = the Outgoings Contribution

LP = the Lessee’s Proportion

I = the amount by which the Outgoings for the relevant Outgoings Year exceed the Outgoings for the relevant Base Year

N = is the number of days of the Term falling within the relevant Outgoings Year

Y = 365 (or 366 in the case of a leap year)

(b)	The Lessor may allocate to specific tenants (including the Lessee) Outgoings costs which in the Lessor’s reasonable opinion have been incurred in respect of those tenants or in respect of a particular part of the Building occupied by those tenants. The Lessor must exclude those costs from the Outgoings for which other tenants are liable. The Lessee must pay any cost allocated to it under this clause.

(c)	The Outgoings for any particular Outgoings Year will be calculated on an accrual basis, unless the Lessor in its discretion decides to calculate the Outgoings on a cash basis.

(d)	The Lessee must pay, on account of the Outgoings Contribution, the Lessor’s estimate of the Outgoings Contribution by equal monthly instalments in advance at the same time and in the same manner as the Lessee is required to pay the Base Rent.

(e)	As soon as possible after the end of each Outgoings Year but not before 30 September, the Lessor will provide the Lessee with a statement giving reasonable details of the Outgoings and the Outgoings Contribution payable by the Lessee for the Outgoings Year.

(f)	Within 21 days after receipt of the statement, the Lessee must pay or the Lessor must refund the difference between the amount paid on account of the Outgoings Contribution and the amount actually payable by the Lessee. If the Outgoings for the relevant Outgoings Year are the same as or are less than the Outgoings for the relevant Base Year, the Lessee will be entitled only to a refund of the Outgoings Contribution paid on account in accordance with clause 5.1(d).

(g)	By notice to the Lessee the Lessor may recover any Outgoings Contribution by payment of a lump sum, even if the Lessor has not notified the Lessee of an estimate or gives notice after the Terminating Date or earlier termination of this lease.

(h)	The Outgoings Contribution is payable even if the Terminating Date occurs before the relevant amount for any particular Outgoings Year can be calculated. In that case the Lessor’s reasonable estimate at the Terminating Date is taken to be the actual Outgoings Contribution to the Terminating Date without any further adjustment.

(i)	The Lessee acknowledges that details of the Outgoings Contribution and Outgoings provided to it at the Commencing Date may have been based on estimates and that the estimates may require revision when the actual amount of the expense is determined.

(j)	The Lessor may by notice to the Lessee change the date on which an Outgoings Year ends and make any consequential amendments to this lease.

(k)	The Outgoings for each Outgoings Years must be reduced by the amount of any credit or refund of GST to which the Lessor is entitled as a result of incurring the Outgoings.

(l)	If there is a material variation in the Lettable Area of the Building, the Lessor may re-calculate the Lessee’s Proportion at any time.

5.2	Other charges

The Lessee must pay on time or where relevant, reimburse the Lessor for:

(a)	all charges for gas, electricity, oil, water, telephone and any other services separately metered to the Premises and the costs of disposal of oily, greasy or fatty waste originating from the Premises commencing on the earlier of the Commencing Date and the date the Lessee takes possession of the Premises;

(b)	all other charges and impositions imposed by any Authority or person for all services separately supplied to the Premises;

(c)	rates, taxes, charges and levies separately charged to the Premises or assessed or charged by any Authority because of the business carried on by the Lessee from the Premises;

(d)	a fair proportion of any Authority’s service or access charges which may be levied from time to time. The Lessee’s proportion of those charges is to be determined by the Lessor in its absolute discretion;

(e)	all expenses due solely to the Lessee’s use of the Premises including any car parking levy or fee imposed under any legislation or by any Authority;

(f)	all reasonable costs of the Lessor in providing, the Facilities and Services outside of the Minimum Operating Hours where the Lessee has requested that those Facilities and Services be provided outside of the Minimum Operating Hours;

(g)	all costs arising from the issue to the Lessee of any Keys and the upgrading or reprogramming of the Keys and the costs incurred as a result of the loss of or damage to any key including the cost of replacement Keys; and

(h)	all costs relating to the engagement of any consultants, engineers, tradesmen or other experts to assess the Premises and any changes the Lessee wishes to make to the Premises including but not limited to installing any equipment or fitout that may overload the floor or electrical services.

5.3	Cleaning Contribution

The Lessee must pay the Lessor the Cleaning Contribution by equal monthly instalments in advance at the same time and in the same manner as the Lessee is required to pay the Base Rent.

6.	GST

6.1	Liability for GST

The Rent and other payments shown in this lease do not include GST. If the Lessor is or becomes liable to pay GST in respect of a supply for which payment is required to be made by the Lessee under this lease, the amount of that payment increases so that after payment of the GST by the Lessor the net amount retained by the Lessor is the same as if the Lessor was not liable to pay any GST in respect of that supply.

6.2	Recoupment payments

Despite subclause 6.1, if any of the Outgoings or other recoupment payments under this lease relate to goods or services supplied by third parties, sub-clause 6.1 does not operate to increase the amount of those payments and the Lessee must pay the cost of those supplies to the Lessor including, where applicable, GST.

6.3	Taxes and Outgoings

The parties contemplate that rates, taxes and charges (Taxes) which comprise part of the Outgoings are GST free and the GST free nature does not change because of the recoupment of the Taxes by the Lessor from the Lessee. If the recoupment results in the Lessor being obliged to pay GST in respect of the recoupment, the Lessee must on demand pay to the Lessor an amount so that after payment of the GST by the Lessor the net amount retained by the Lessor is the same and as between the Lessor and the Lessee. The cost of the Taxes is deemed to increase by the amount of the GST payable by the Lessor.

6.4	Tax invoice

The supplier of any taxable supply must give to the recipient a tax invoice.

6.5	Essential term

This clause is an essential term of this lease.

7.	Damage and destruction

7.1	Application

This clause applies if the whole or any part of the Property is damaged or destroyed and, as a result, the Lessee cannot use or gain access to the Premises or use or access to the Premises are substantially affected.

7.2	Rent reduction

Subject to subclause 7.5, from the date that the Lessee notifies the Lessor of the damage or destruction, the Lessor:

(a)	must reduce the Base Rent and any other money owing to the Lessor by a reasonable amount depending on the type and extent of damage or destruction; and

(b)	must not enforce subclause 9.1 or 9.2 against the Lessee in respect of the damaged or destroyed area;

until the Premises are fit for use and accessible. For the purpose of this clause access being substantially affected means access that is affected so substantially as to cause substantial disruption to the operation of the Lessee’s business conducted at the Premises and not mere inconvenience.

7.3	Lessee may terminate

The Lessee may notify the Lessor that the Lessee will terminate this lease (Termination Notice) unless the Lessor:

(a)	within 6 months of receiving the Termination Notice, notifies the Lessee that the Lessor intends to reinstate the damaged or destroyed area so that the Premises are fit for use and accessible (Repair Notice); and

(b)	carries out the reinstatement works within 18 months of the date of the damage or destruction.

7.4	Lessor not obliged to reinstate to original state

(a)	If the Lessor serves a Repair Notice, the Lessor must use its best endeavours to reinstate the damaged or destroyed area.

(b)	When reinstating the damaged or destroyed area, the Lessor is entitled to change its design, fabric, character or dimensions to comply with any Requirement but only with the consent of the Lessee which must not be unreasonably withheld.

(c)	Nothing in this lease imposes on the Lessor any obligation to rebuild or restore the damaged area to its original appearance or condition.

7.5	Exceptions

The Lessee can not terminate this lease and Base Rent does not abate under this clause if:

(a)	the damage or destruction is caused by or substantially contributed to, or arises from any wilful or negligent act or default of, the Lessee or the Lessee’s Employee or Contractor; or

(b)	an insurer under any policy effected by the Lessor refuses indemnity or reduces the sum payable under the policy or increases its premiums because of any wilful or negligent act or default of the Lessee or the Lessee’s Employee or Contractor.

7.6	Lessor may terminate

If the Lessor considers the damage or destruction renders it impractical or undesirable to reinstate the damaged or destroyed area, the Lessor may terminate this lease by giving the Lessee at least one month’s notice ending on any day of the month. At the end of that months’ notice, this lease ends.

7.7	Dispute Resolution

(a)	Any dispute under this clause must be determined by a member of the Australian Institute appointed by its president at the request of either party.

(b)	In making the member’s determination, the appointed member acts as an expert and not as an arbitrator and the member’s determination is final and binding on both parties.

(c)	The cost of the determination must be paid by both parties equally unless otherwise decided by the member.

7.8	Antecedent rights

Termination of this lease under this clause does not affect either party’s accrued rights before termination.

8.	Use of the premises

8.1	Permitted Use

(a)	The Lessee must only use the Premises for the Permitted Use.

(b)	The Lessee must only use the name specified in Item 9 or any other name approved by the Lessor in writing, such approval not to be unreasonably withheld. The Lessee warrants that it has the right to use the name specified in Item 9. If that name includes words indicative of the name of the Property, on expiry or earlier termination of this lease, the Lessee must deregister the name and must not use any business name containing the word indicative of the name of the Property.

(c)	The Lessee must:

(i)	ensure that any works to the Premises are done in accordance with the Fitout Manual;

(ii)	notify the Lessor and the proper Authority promptly of any infectious illness in the Premises which must be notified to an Authority and, if that infectious illness is confined to the Premises, the Lessee must disinfect the Premises to the satisfaction of the Lessor and that Authority;

(iii)	notify the Lessor of any damage or accident to or defects in the Building including the failure of any exit lights or other equipment or any circumstances likely to cause any damage or injury within the Building promptly after the Lessee becomes aware of the damage, accident, defect or circumstances;

(iv)	comply with all reasonable directions of the Lessor relating to the receipt, delivery or other movement of any goods or articles of bulk or quantity;

(v)	comply with all Laws and Requirements and the directions of the Lessor in relation to smoking and place in the Premises signs as the Lessor reasonably requires to notify persons of the prohibitions contained in this lease in relation to smoking;

(vi)	comply with any Sustainability Initiatives implemented by the Lessor in the Building

8.2	Restrictions on use

The Lessee must not:

(a)	unreasonably disturb other tenants or occupants of the Property or neighbouring properties;

(b)	display any signs outside the Premises or on any permitter glazing (excluding the front door of the Premises) without the Lessor’s consent;

(c)	overload any Services;

(d)	without the Lessor’s consent, bring, place or store Heavy Items in the Building;

(e)	cause damage to the Building or the Lessor’s Property;

(f)	alter the Premises, install any partitions or equipment or do any building work without the Lessor’s prior consent which must not to be unreasonably withheld where the building work is done in accordance with any Fitout Manual;

(g)	affix any telecommunications device to the Building or install any communications cabling in the Building without the Lessor’s consent (and any consent so given may be withdrawn at any time without consultation if the Lessor reasonably considers it to be in the interests of the Lessor or the other tenants or licensees of the Building to do so);

(h)	cover or obstruct the air-conditioning ducts and outlets or the skylights and windows which reflect or admit air or light into the Building or cover or obstruct any lights or other means of illumination;

(i)	throw anything out of the windows or doors of the Building or down the elevator shafts or into the light areas of the Building;

(j)	obstruct parts of the Common Areas normally used to enter or leave the Premises nor place items in any part of the Building other than the Premises;

(k)	without the Lessor’s consent, store or use Inflammable Substances or Dangerous Goods in the Premises;

(l)	smoke cigarettes, pipes, cigars or any other form of tobacco or similar substance in or around the Building or the Land;

(m)	keep animals or birds in the Premises;

(n)	prepare or cook food in the Premises except in areas approved by the Lessor;

(o)	use the Premises as a residence;

(p)	Contaminate the Premises;

(q)	do anything that may invalidate the Lessor’s insurance or increase the Lessor’s premiums; or

(r)	cause or permit any rubbish to be left in or about the Common Areas.

8.3	No warranty as to use

The Lessor does not warrant that the Premises:

(a)	are suitable for the purpose for which this lease is entered into; or

(b)	can be used for the Permitted Use.

8.4	Requirements

At its expense, the Lessee must comply with all Requirements concerning or relating to the Premises or the Lessee’s Property and the Lessee’s use or occupation of the Premises. The Lessee must obtain all consents or approvals to use the premises for the Permitted Use from all relevant Authorities or under any Laws or Requirements necessary in relation to the Lessee’s business and not allow them to lapse or be revoked.

8.5	Displaying “For Sale” signs etc

(a)	The Lessor may:

(i)	put up signs in or outside the Premises if they are for sale or lease; and

(ii)	show anyone through the Premises after giving the Lessee 2 days’ notice.

(b)	The Lessor must exercise its rights under this subclause in a responsible manner so as to avoid any undue disruption or interference with the Lessee’s conduct of the business at the Premises.

8.6	Emergency evacuation procedures and drills

The Lessee and the Lessee’s Employees and Contractors must comply with all of the Lessor’s reasonable requirements for participation in emergency evacuation procedures and drills.

8.7	Conduct of business

The Lessee must at all times conduct its business at the Premises in a proper, efficient and reputable manner.

8.8	No vending or amusement machines

The Lessee must not permit to be installed in the Premises any vending, amusement or other similar type of machine without the Lessor’s prior consent which can be withheld in the Lessor’s absolute discretion.

8.9	Work Health and Safety

The Lessee acknowledges that:

(a)	it will conduct a business or undertaking at the Premises and, in so far as the Premises comprise a place of work, it will have the management or control of those Premises; and

(b)	it has an obligation to ensure, so far as it is reasonably practicable:

(i)	the health and safety of any persons at the Premises including its Workers and any persons engaged in the Third Party Work; and

(ii)	that the Premises, the means of entering and exiting the Premises, and anything arising from the Premises in so far as the Premises comprise a place of work, are without risks to the health and safety of any person.

8.10	General safety obligations of the Lessee

The Lessee must:

(a)	comply with its obligations under the WHS Act and WHS Regulations, including any duties it has as a person conducting a business or undertaking or as a person with the management or control of the Premises;

(b)	comply with any applicable Approved Codes of Practice;

(c)	comply with any directions, manuals, policies or rules formulated from time to time by the Lessor in relation to safety in so far as they relate to the Premises and are notified to the Lessee;

(d)	have in place systems to assess and eliminate risks to health and safety at the Premises, which are consistent with the Requirements under the WHS Act, WHS Regulations and any applicable Approved Codes of Practice;

(e)	ensure that, where it is not reasonably practicable to eliminate risks to health and safety, those risks are minimised, so far as is reasonably practicable

(f)	monitor any measures it implements under clauses 8.10(d) and 8.10(e);

(g)	provide appropriate information, training, instruction and supervision to all persons who may be affected by the conduct of the Lessee’s business, including Workers employed or engaged by it, or who otherwise undertake work for its benefit, or at its direction, at the Premises;

(h)	ensure that the Lessee’s fixtures and fittings are safe and without risks to health and safety; and

(i)	so far as is reasonably practicable, consult, co-operate and co-ordinate with the Lessor to the extent the Lessor and the Lessee may have obligations in respect of the same matter under the WHS Act.

8.11	The Lessee’s obligations under clauses 8.10, 9.5(a) and 9.5(b) are in addition to, not substitution for, the Lessee’s obligations to comply with other Laws and Requirements.

9.	Maintenance and repair

9.1	Repair

(a)	The Lessee must:

(i)	keep the Premises in good repair and condition except for fair wear and tear, inherent structural defects, damage by exposure from earthquake, fire or flood, lightning, storm, tempest, act of God and works of a capital or structural nature (unless those repairs or works are required due to a negligent act or omission of the Lessee or the Lessee’s Employees or Contractors) and taking into account the condition of the Premises at the date the Lessee first took occupation of the Premises; and

(ii)	fix any damage caused by the Lessee or the Lessee’s Employees or Contractors.

(b)	To allow the Lessor to undertake any repairs or maintenance to the Property, to access and inspect the Services and to perform its obligations under this lease or under any Laws or Requirements, the Lessee must give the Lessor (and any consultant or contractor engaged by the Lessor) access to the Premises during the hours notified by the Lessor to the Lessee from time to time. The Lessor must give the Lessee reasonable notice before doing so and must cause as little disruption to the Lessee’s business as is reasonably possible in the circumstances.

(c)	The Lessor must keep the Property in a good state of repair and condition except to the extent of the Lessee’s obligations in this clause.

(d)	The Lessee must:

(i)	promptly replace all faulty power point switches, light bulbs, starters and tubes in the Premises;

(ii)	promptly repair or replace all broken, cracked or damaged glass in the Premises or in any wall forming part of the Premises;

(iii)	keep, maintain and replace as required the doors, door fittings, locks, window and window fittings of the Premises that were in good order and condition as at date the Lessee first took occupation of the Premises; and

(iv)	promptly repair damage to the ceiling of the Premises or to the roof above the Premises where the ceiling or roof has been penetrated during installation of the Lessee’s Property.

(e)	If any works are required to be performed by the Lessee under this lease and those works may or will affect the Services, the Lessee must use a consultant or contractor nominated by the Lessor including but not limited to electricians, fire safety consultants and air-conditioning contractors. The Lessee will be responsible for payment of the costs of these consultants and contractors and must pay them directly.

9.2	Cleaning and maintenance

The Lessee must:

(a)	use the cleaning contractor engaged by the Lessor and provide access to the Premises at reasonable times to enable the cleaning contractor to clean the Premises and remove rubbish;

(b)	keep the Premises and the Lessee’s Property clean, tidy and maintained in good order and condition;

(c)	maintain and service, at its own expense, any individual air conditioning units at the Premises in accordance with the manufacturer’s standards and must produce service documentation at the request of the Lessor evidencing compliance with this subclause; and

(d)	dispose of rubbish, waste and recyclable waste in a proper manner and as directed by the Lessor from time to time and must place all waste in the allocated containers within the Property’s waste collection area. The Lessee is prohibited from disposing oily, greasy or fatty substances in the recyclable waste containers and must dispose of those substances in a responsible manner and at its own cost.

9.3	Lessor can inspect and repair

(a)	The Lessor may enter the Premises without being accompanied by the Lessee or the Lessee’s representative for inspection or to carry out maintenance, repairs or building work at any reasonable time after giving notice to the Lessee. In an emergency, the Lessor may enter the Premises at any time without giving the Lessee notice.

(b)	The Lessor may carry out any of the Lessee’s obligations on the Lessee’s behalf if the Lessee does not carry them out on time. The Lessee must promptly pay the Lessor’s reasonable costs of carrying out any of the Lessee’s obligations if the Lessor first gave the Lessee notice of its intention to carry out those obligation and the Lessee was given a reasonable time in which to carry out those obligations.

9.4	Notice of damage or defect in Services

The Lessee must promptly notify the Lessor of:

(a)	any damage to, defect or disrepair in the Facilities, the Services or the Lessor’s Property; and

(b)	any circumstances likely to cause any risk to the Property or any person;

of which the Lessee is aware.

9.5	Appointment of Lessee as Principal Contractor

(a)	Without limiting or in any way affecting the Lessee’s obligations under this lease, where any Work is to be undertaken at the Premises, whether during the Term or during any licence period before the Commencing Date, the Lessee accepts appointment as the Principal Contractor.

(b)	Despite clause 9.5(a), the Lessee may ask the Lessor to consent to the appointment of a third party as the Principal Contractor, in place of the Lessee, for certain Work. If the Lessor consents to the appointment of a third party as Principal Contractor, the Lessee must ensure that the third party is formally appointed as the Principal Contractor (in a manner consistent with the WHS Act) and is made aware of its obligations as Principal Contractor under the WHS Act and WHS Regulations.

10.	Assignment

10.1	Lessor’s consent

The Lessee must obtain the Lessor’s consent before the Lessee assigns or deals with the Lessee’s interest in the Premises.

10.2	Conditions of consent

The Lessor must consider the Lessee’s request for an assignment if:

(a)	the Lessee gives to the Lessor a written request for assignment together with any information the Lessor may require to assess the financial strength and business experience of the proposed assignee;

(b)	the Lessee gives one month’s written notice to the Lessor of its intention to assign;

(c)	the Lessee proves to the Lessor that the proposed assignee (and where the proposed assignee is a corporation, the corporation and any director of the corporation) is respectable, responsible and solvent person who has the trading and turnover potential for the business conducted from the Premises and is capable of adequately carrying on the Permitted Use in the Premises and otherwise performing all of the terms and conditions of this lease;

(d)	the Lessee pays all fees and expenses incurred by the Lessor in connection with the investigation of the proposed assignee (and any guarantors) and otherwise relating to the proposed assignment including legal costs and any costs relating to obtaining mortgagee’s consent;

(e)	the Lessee pays to the Lessor all money due by the Lessee up to the date of the assignment;

(f)	the Lessee is not in default in complying with the terms and conditions of this lease;

(g)	the proposed assignee must covenant with the Lessor to observe and perform all the terms and conditions of this lease; and

(h)	if the proposed assignee is a corporation, satisfactory personal guarantees must be provided in the terms of this lease in respect of the Lessee’s obligations under this lease.

10.3	Change in shareholding

If the Lessee is a company, the Lessee must obtain the Lessor’s consent to any change in its shareholding greater than 51% of the shares held at the date the Lessee first took occupation of the Premises unless it is a listed public company or a subsidiary of a listed public company. Failure to obtain consent prior to a change in its shareholding, constitutes an assignment of this lease without consent.

10.4	Subletting

The Lessee must not grant any sublease of the Premises.

11.	Insurances and indemnities

11.1	Lessee’s Insurance

The Lessee must maintain insurance for:

(a)	public risk for the amount specified in Item 11 or any other higher amount as the Lessor may require;

(b)	the Lessee’s Property for its full value; and

(c)	plate glass.

11.2	Lessee’s policies

All insurance policies which the Lessee must maintain under this clause must:

(a)	note the interest of the Lessor;

(b)	be on terms reasonably acceptable to the Lessor; and

(c)	be with a reputable insurer with a Standard & Poors rating of A or better.

11.3	Proof of insurance policies

The Lessee must give the Lessor evidence of the Lessee’s insurance within 7 days after the renewal or replacement of any policy.

11.4	Lessee’s release and indemnity

(a)	The Lessee occupies and uses the Premises and the Building at its own risk. The Lessee also carries out any permitted building work in the Premises at its own risk.

(b)	The Lessee releases the Lessor from and indemnifies the Lessor against all Claims for damages, loss, injury or death if it is caused or contributed to by the negligence or default of the Lessee or the negligence or default of the Lessee’s Employees or Contractors and it:

(i)	occurs in the Premises or the Building; or

(ii)	arises from the use of the Services in the Premises or the Building; or

(iii)	arises from the overflow or leakage of water from the Premises.

(c)	Clause 11.4(b) applies even if a Claim results from any act or thing which the Lessee may be authorised or obliged to do under this lease and even if at any time waiver or other indulgence has been given to the Lessee in respect of that act or thing.

12.	Services

12.1	Provision of Services

The Lessor must act reasonably and diligently to ensure any Services operate efficiently during the Minimum Operating Hours and where requested by the Lessee, during any extended operating hours.

12.2	Lessor’s liability

The Lessee:

(a)	must not terminate this lease;

(b)	must not make any Claim against the Lessor; and

(c)	is not entitled to an abatement of Rent or of any other amount payable under this lease,

because the Services are not provided or do not operate efficiently.

13.	Mortgagee’s consent

13.1	Conditional on consent

This lease is conditional on the written consent of the mortgagee of any mortgage over the Land.

13.2	Right to terminate

If the mortgagee’s consent is not obtained for any reason within a reasonable time after the Commencing Date, other than because of the Lessor’s default, the Lessor may terminate this lease without compensation to the Lessee.

13.3	Conditions of consent

The Lessor and the Lessee must sign any deed or document issued by the mortgagee containing the reasonable terms and conditions of mortgagee’s consent.

14.	Default

14.1	Default

The Lessee defaults under this lease if:

(a)	the Base Rent, Outgoings Contribution, Cleaning Contribution or GST or any part of them is not paid on time;

(b)	any other money payable by the Lessee under this lease are not paid within 14 days after the Lessor asks the Lessee to pay it;

(c)	the Lessee breaches any other term of this lease and fails to rectify that breach within 14 days after service of a notice specifying the breach;

(d)	the Lessee assigns its property for the benefit of creditors;

(e)	the Lessee enters into any form of liquidation, is wound up or dissolved, enters into a scheme of arrangement for creditors, is placed under official management or a receiver, manager or administrator of any of its assets is appointed;

(f)	the Lessee repudiates this lease; or

(g)	the Lessee abandons the Premises without the Lessor’s consent.

14.2	Consequences of default

(a)	If the Lessee defaults under this lease and does not remedy the default when the Lessor requires the Lessee to do so, the Lessor may do any one or more of the following:

(i)	re-enter and take possession of the Premises;

(ii)	by notice to the Lessee, terminate this lease;

(iii)	by notice to the Lessee, convert the unexpired portion of the Term into a tenancy from month to month;

(iv)	exercise any of the Lessor’s other legal rights; and

(v)	recover from the Lessee any loss suffered by the Lessor because of the Lessee’s default.

(b)	If the Lessee repudiates this lease or breaches an essential term of this lease the Lessor may recover all money payable by the Lessee under this lease up to the end of the Term but in doing so, the Lessor must minimise its loss. The essential terms are:

(i)	each obligation of the Lessee to pay money under the lease, including but not limited to the obligation to pay the Base Rent, Outgoings Contribution, Cleaning Contribution and GST;

(ii)	to deliver the security deposit;

(iii)	to only use the Premises for the Permitted Use;

(iv)	to comply with all Requirements;

(v)	not to assign or deal with this lease without consent;

(vi)	not to sublet the Premises; and

(vii)	to maintain and repair the Premises.

This clause does not prevent any other obligation under this lease from being an essential term.

(c)	The Lessor’s entitlement to damages is not limited or affected if:

(i)	the Lessee abandons the Premises;

(ii)	the Lessor elects to re-enter the Premises or terminate this lease;

(iii)	the Lessor accepts the Lessee’s repudiation; or

(iv)	the parties’ conduct constitutes or may constitute a surrender of lease by operation of law.

(d)	The Lessor may remedy any default by the Lessee under this lease and recover its costs of doing so from the Lessee as a liquidated debt.

14.3	Waiver

(a)	A waiver by the Lessor is not effective unless it is in writing.

(b)	Despite the Lessor’s knowledge at the time, a demand for, or subsequent acceptance of, Rent or other money owing by the Lessee does not constitute a waiver of any earlier default by the Lessee.

14.4	Interest on overdue money

The Lessor may charge interest to the Lessee on any late payment by the Lessee at a rate equivalent to the prime overdraft rate for the time being applied by the Commonwealth Bank of Australia (Bank) for overdraft limits greater than $100,000 (or if the Bank ceases to quote that rate, the rate as in the Bank’s opinion is equivalent for similar overdraft accommodation extended to prime borrowers) plus 2% per annum from the date the payment was due, such amount to be calculated on a daily basis.

15.	Termination

15.1	Removal of Lessee’s Fixtures

(a)	The Lessee must:

(i)	immediately prior to the Terminating Date; or

(ii)	if this lease is determined by re-entry by the Lessor, within seven days after re-entry,

remove all Lessee’s Property and Lessee’s Signs from the Building.

(b)	The Lessee must make good to the Lessor’s satisfaction any damage caused in affixing or installing the Lessee’s Fixtures and Lessee’s Signs and any damage caused in removal of the Lessee’s Property and the Lessee’s Signs.

(c)	Until the Lessee has fully complied with its obligations under this clause, the Lessee must pay a licence fee equivalent to the sum of the following amounts payable under this lease immediately prior to the expiration or sooner determination of the Term:

(i)	the Base Rent increased by 10%; plus

(ii)	the Outgoings Contribution and Cleaning Contribution,

calculated	on a daily basis.

15.2	Premises to be in good condition on yielding up

On the Terminating Date the Lessee must:

(a)	yield up the Premises in the order and condition described in clause 9.1 of the lease;

(b)	after removing the Lessee’s Property, make good all walls and floors at securing points;

(c)	make good and reinstate the structure of any part of the Building into which any hole has been made by or on behalf of the Lessee, the Lessee’s Agents or any person occupying the Premises prior to the Lessee or any licensee of them;

(d)	service the ceiling including replacing all damaged grids, removed grids and any damaged or stained ceiling tiles with such additional grids and tiles as are necessary to make the replacements inconspicuous;

(e)	remove any lighting installed by the Lessee and reinstate lighting to Open Plan Layout and replace all burnt out light bulbs and fluorescent tubes;

(f)	relocate all air-conditioning outlets, sprinkler heads, emergency exit lighting, emergency warning intercom/alarm systems, smoke and thermal detectors to Open Plan Layout including, if required, providing essential services certification;

(g)	remove all cable, conduits, wires, ducting, piping and pipes in or servicing the Premises installed by or on behalf of the Lessee or any person occupying the Premises prior to the Lessee (or any licensee of any of them) back to the riser or the point of origin or the main electricity meter on the floor;

(h)	put all the Services installed in or for the benefit of the Premises into either Open Plan Layout positions or into such other positions as are notified in writing by the Lessor. The cost to the Lessee of putting the Services into the other positions must not be greater than the cost (estimated by the Lessor in good faith) of putting the Services into Open Plan Layout positions. The Lessee’s obligation includes installing new cables, conduits, wires, ducting, piping and pipes (of a standard not less than that then existing) to link up the Services so that they are operational once in the required positions;

(i)	repair (or replace, if repair would be conspicuous) window mullions, skirtings, finishes on core walls and other parts of the Building or the Land which have been damaged because of any works by or on behalf of the Lessee, the Lessee’s Agents or any person occupying the Premises prior to the Lessee or any licensee of them;

(j)	Redecorate the Premises to the reasonable satisfaction of the Lessor; and

(k)	thoroughly clean the Premises (including light diffusers, air outlets, skirtings and interior windows).

15.3	Keys

On the Terminating Date the Lessee must return all Keys to the Lessor.

15.4	Failure to remove Lessee’s Property

Any items of Lessee’s Property not removed by the Lessee in accordance with this clause become the Lessor’s property and the Lessor may remove and dispose of them as the Lessor thinks fit at the Lessee’s cost.

16.	Guarantee

16.1	Guarantor’s obligations

(a)	The Lessor, the Lessee and the Guarantor each acknowledge that this lease is entered into by the Lessor with the Lessee at the request of the Guarantor.

(b)	In consideration of the Lessor entering into this lease at the Guarantor’s request the Guarantor guarantees to the Lessor and is primarily liable with the Lessee for:

(i)	the due and punctual payment of any unpaid money including Rent, the Outgoings Contribution, GST, interest and all other amounts payable by the Lessee under this lease and must immediately on demand by the Lessor pay that money; and

(ii)	the due and punctual performance and observance of all obligations in this lease whether express or implied and must immediately on demand by the Lessor perform or observe those obligations.

(c)	The Lessor may claim against the Guarantor without having exhausted or instituted action for remedy against the Lessee.

16.2	Continuing guarantee

The Guarantor covenants with the Lessor that:

(a)	this guarantee is a continuing guarantee and is not affected by the bankruptcy or winding up of either the Guarantor or the Lessee; and

(b)	the liability of the Guarantor under this clause continues until each and every obligation on the part of the Lessee under this lease is duly performed and completed.

16.3	Liability not affected

The liability of the Guarantor is not affected by the granting of time or other indulgence or concession to the Lessee or by any compounding, compromise, re-agreement, abandonment, waiver, variation, relinquishment or renewal of any of the rights of the Lessor against the Lessee or by any negligence or omission to enforce those rights or by any liquidator of the Lessee disclaiming this lease. The Lessor, the Lessee and the Guarantor intend that this guarantee and the obligations of the Guarantor under this clause are absolute and unconditional in any and all circumstances.

16.4	Indemnity

If:

(a)	any provision of this lease is not enforceable by the Lessor against the Lessee for any reason;

(b)	this lease is disclaimed by the Lessee’s liquidator; or

(c)	the Guarantor is otherwise not liable under this lease on the basis of a guarantee;

the Guarantor is still liable to the Lessor for the due performance and observance of all provisions in this lease and indemnifies the Lessor against any loss the Lessor would otherwise incur, including any money which would have been payable by the Lessee, if all provisions of this lease were enforceable or not disclaimed by the liquidator.

17.	Bank Guarantee

17.1	Lessee to deliver Bank Guarantee

(a)	The Lessee must deliver to the Lessor on or before execution of this lease a Bank Guarantee for the amount specified in Item 13 to secure the Lessee’s obligations under this lease.

(b)	The Bank Guarantee must:

(i)	be unconditional and irrevocable;

(ii)	state that it is security for all of the Lessee’s obligations under this lease (including any extension or holding over) whether the lease is registered or not;

(iii)	be in a form reasonably acceptable to the Lessor;

(iv)	not specify any termination or expiry date;

(v)	be capable of assignment; and

(vi)	be issued by a bank that has a Sydney branch.

17.2	Lessor’s right to claim on Bank Guarantee

If the Lessee defaults under this lease, the Lessor can apply the Bank Guarantee (or any part of it) to remedy the Lessee’s default and to pay any damages payable by the Lessee to the Lessor in connection with this lease.

17.3	Damages not limited to Bank Guarantee

The Lessor’s entitlement to recover Rent, the Outgoings Contribution, GST or other money or damages is not limited to the amount of the Bank Guarantee.

17.4	Return of Bank Guarantee

The Lessor must return the Bank Guarantee to the Lessee within a reasonable time following the Lessee satisfying the last of its obligations on expiration or termination of this lease.

17.5	Reinstatement or replacement of the Bank Guarantee

(a)	If the Lessor calls on the Bank Guarantee (or any part of it) under subclause 17.2, the Lessee must within 5 days of being requested to do so, provide the Lessor with a replacement or top up Bank Guarantee.

(b)	If the Lessor sells the Property or grants a concurrent lease and the Bank Guarantee is not assignable, the Lessor may give notice to the Lessee that the Lessor requires the Lessee to replace the Bank Guarantee issued to the Lessor with a Bank Guarantee issued to the purchaser of the Property or the concurrent lessee as notified to the Lessee. The Lessee must provide the replacement Bank Guarantee within 21 Business Days of the Lessor’s notice.

(c)	After each increase in the Base Rent under clause 4, if requested by the Lessor, the Lessee must give the Lessor within 7 days of that request, a top up or replacement Bank Guarantee so that the total amount of Bank Guarantee held by the Lessor is equal to the increased amount of the Base Rent, Outgoings Contribution, Cleaning Contribution and GST.

(d)	The Lessor’s rights under this clause 17 are in addition to the other rights and remedies of the Lessor in relation to any default of the Lessee in connection with this lease.

(e)	The Lessor may call on the Bank Guarantee after the Terminating Date and notwithstanding that the lease has been terminated.

18.	Common Areas

18.1	Use of Common Areas

Subject to any restriction contained in this lease and any rules or regulations for the Property from time to time, the Lessor must permit the Lessee and the Lessee’s Employees and Contractors in common with others having similar rights to access and use the Common Areas for their intended purposes as determined by and subject to the Lessor’s directions.

18.2	Revocation of rights

The Lessor may at any time revoke the right to access or use the Common Areas of those who do not observe the rules and regulations for the property from time to time.

19.	Alterations to the Property

19.1	Proposed works

The Lessor may enlarge or reduce or alter the Property and, in doing so, may:

(a)	acquire additional land;

(b)	dispose of any part of the Property;

(c)	permanently encroach on the Common Areas;

(d)	use the air space above or below any part of the Common Areas;

(e)	erect additional floors above or below any part of the Property; and

(f)	interrupt the Services as long as any interruption is done in such a manner so as to minimise as far as practicable any inconvenience to the Lessee or interruption to the business of the Lessee.

19.2	Notice to Lessee

The Lessor must give the Lessee reasonable notice of the proposed enlargement, reduction or alteration before those works are commenced.

19.3	No compensation

The Lessee will not be entitled to claim any compensation, set-off or other payment in connection with the Lessor conducting the works referred to in clause 19.1.

20.	Option to renew

20.1	Further period

If a further period, commencing when this lease ends, is specified in Item 14 then the Lessee has the option to renew this lease for that period.

20.2	Exercise of option

The Lessee can exercise the option only if:

(a)	the Lessee serves on the Lessor a notice of exercise of option (Option Notice) not earlier than 9 months and not later than 6 months before the Terminating Date of this lease;

(b)	at the time of service of the Option Notice there is no Rent, Outgoings Contribution, GST or other money overdue for payment; and

(c)	at the time of service of the Option Notice the Lessee has complied with all other obligations of the Lessee or has fully remedied any breaches in accordance with the terms of any notice to remedy given by the Lessor (minor and remedied breaches excepted).

20.3	Renewed Lease

If the Lessor receives an Option Notice, the Lessor must grant to the Lessee a new lease for the further period (Renewed Lease) on the same terms and conditions (including any guarantee) as this lease except that:

(a)	The Base Rent is reviewed under clause 4.2.

(b)	This clause 20 is deleted.

(c)	Reference Schedule:

(i)	Item 1 specifies the then registered proprietor of the Land;

(ii)	Item 4 specifies the term of the Renewed Lease;

(iii)	The term, the commencing date and the terminating date on the first page are amended to reflect the term of the Renewed Lease;

(iv)	Item 5A specifies the Base Rent determined under clause 4;

(v)	Item 5B is replaced with “not applicable”;

(vi)	Item 6A is amended to reflect 4.5% on each anniversary of the commencing date of the Renewed Lease;

(vii)	Item 13 specifies the new amount of the Bank Guarantee; and

(viii)	Item 14 is replaced with “not applicable”.

(d)	The new lease must reflect any variations to this lease which become effective during the Term.

(e)	Such other consequential amendments as are appropriate including amendments on the first page.

20.4	After exercise of option

(a)	After serving the Option Notice and until the Renewed Lease comes into effect, the Lessee must continue to:

(i)	pay all Rent, the Outgoings Contribution, the Cleaning Contribution and the GST payable on those amounts on time; and

(ii)	comply with all of the Lessee’s other obligations under this lease.

(b)	If the Lessee does not do so, the Lessor may treat any breach as being a breach of this lease as well as of the Renewed Lease. If the breach is rectified, the breach of the Renewed Lease is deemed never to have occurred.

21.	Security Interest

(a)	The Lessor may have a Security Interest in respect of the Secured Property. The Lessor may not enforce its rights under the PPSA in respect of the Secured Property unless the Lessee is in default.

(b)	The Lessee waives its right to receive notices from the Lessor of:

(i)	a verification statement under section 157 of the PPSA;

(ii)	the removal of an accession under section 95 of the PPSA;

(iii)	a decision by the Lessor to enforce its Security Interest pursuant to a land law decision under section 118 of the PPSA;

(iv)	a proposal to dispose of Secured Property under section 130 of the PPSA;

(v)	a statement of account under sections 132(3)(d) and 132(4) of the PPSA;

(vi)	any proposal of the Lessor to retain Secured Property under section 135 of the PPSA.

(c)	The Lessee waives its right to redeem Secured Property under section 142 of the PPSA and to reinstate this agreement under section 143 of the PPSA.

(d)	If requested, the Lessee must provide to the Lessor any information necessary to enable the Lessor to register its Security Interest in the Secured Property on the PPSR.

22.	Relocation

22.1	Lessor to give notice

If the Lessor wishes to extend, alter or refurbish the Building and:

(a)	requires the demolition or alteration of the Premises; or

(b)	results in the Premises not being in a suitable location in the Building for the Permitted Use,

the Lessor may give notice to the Lessee (Relocation Notice) that it requires this lease to be surrendered on a date which is not less than ninety-two days after the date of service of the notice. This lease is surrendered on the date specified in the Lessor’s notice.

22.2	Surrender

On the surrender of this lease the Lessee must:

(a)	comply with clause 15 of this lease as if the date of surrender was the Terminating Date; and

(b)	deliver to the Lessor:

(i)	the Lessee’s copy of this lease;

(ii)	the surrender of this lease duly executed by the Lessee; and

(iii)	all Keys to the Premises.

22.3	Offer of alternative premises

If the Lessor gives a Relocation Notice the Lessor must offer the Lessee a lease of alternative premises in the Building:

(a)	having a comparable size to the Premises (in the reasonable opinion of the Lessor);

(b)	located in a position in the Building which is, in the reasonable opinion of the Lessor, no less suitable for the conduct of the Lessee’s Business than the location of the Premises;

(c)	on the same terms and conditions as this lease except that

(i)	the term of the new lease is to be for the remainder of the Term;

(ii)	the Base Rent payable will be the amount agreed between the Lessor and Lessee but if they cannot agree on the amount within fourteen days after the date of the Lessor’s offer then the Base Rent will be calculated at the same rate per square metre as the Base Rent payable under this lease as at the date of surrender of this lease;

(iii)	the Base Rent will be adjusted at the times and by the method by which it would have been adjusted if this lease had expired by effluxion of time. If the lease of the alternative premises extends beyond the Term, the dates on which the Base Rent is adjusted or reviewed during that additional term are to continue to occur in the same sequence as in this lease.

22.4	Contents of offer

The Lessor’s offer under clause 22.3 must:

(a)	be in writing; and

(b)	be given with the Relocation Notice or within sixty days after the Relocation Notice is given; and

(c)	state the estimated commencing date of the lease of the alternative premises; and

(d)	be accompanied by drawings and specifications identifying the alternative premises and the finishes and services the Lessor is providing.

22.5	Notice of acceptance of offer

If the Lessee wishes to accept the Lessor’s offer of a lease of the alternative premises, then the Lessee must give notice to the Lessor within thirty days after the date of the Lessor’s offer.

22.6	Acceptance of offer

If the Lessee accepts the Lessor’s offer, the Lessor must submit to the Lessee a lease of the alternative premises. Within twenty-one days after receiving the lease, the Lessee must execute and return it to the Lessor. The lease is to:

(a)	require the Lessee to fit out the alternative premises to the same extent (so far as is reasonably practicable) that the Lessee or its predecessors in title were required to fit out the Premises; and

(b)	be on the same terms and conditions so far as is reasonably practicable as this lease.

22.7	Termination by Lessee

(a)	After one month from the date of service of the Relocation Notice, the Lessee may terminate this lease by giving written notice to the Lessor.

(b)	If the Lessee terminates the lease, the lease will terminate on the day that is 3 months after the date of the Relocation Notice unless the Lessor and the Lessee agree to another date for termination.

23.	Demolition

23.1	Application

If the Lessor wishes to demolish or carry out substantial repairs, renovations or reconstruction of the Building or the part of it containing the Premises (Demolition) and cannot do so practicably without vacant possession of the Premises then this clause 23 applies.

23.2	Lessor’s notice

The Lessor must give written notice to the Lessee (Demolition Notice):

(a)	specifying:

(i)	the proposed Demolition of the Building;

(ii)	the timing of the proposed Demolition; and

(b)	requiring this lease to be terminated on a date which is not less than six months after the date of service of the Demolition Notice; or

(c)	(where this lease is for a term of twelve months or less or the balance of the Term is twelve months or less) requiring this lease to be terminated on a date which is not less than three months after the date of service of the Demolition Notice.

Subject to clause 23.3 this lease is terminated on the date specified in the demolition notice.

23.3	Termination notice

After the Lessor has given a Demolition Notice under clause 26.1, the Lessee may terminate the lease by giving notice to the Lessor:

(a)	if the remaining term is more than 12 months, at least 14 days’ notice of termination at any time before the termination date in the Lessor’s Notice; or

(b)	if the remaining term is 12 months or less, at least 7 days’ notice of termination at any time before the termination date in the Lessor’s Notice.

23.4	Lessee’s obligations on termination

On the date this lease is terminated by either the Lessor or the Lessee, the Lessee must:

(a)	comply with clause 15 of this lease as if the date of termination was the Terminating Date; and

(b)	deliver to the Lessor:

(i)	the Lessee’s copy of this lease;

(ii)	a surrender of this lease duly executed by the Lessee; and

(iii)	all keys to the Premises.

24.	Sustainability

(a)	The Lessee acknowledges that the Lessor may undertake Sustainability Initiatives to the Building having regard to, amongst other things:

(i)	the design, construction and age of the Building and the Services in it;

(ii)	the fit-out in the Building;

(iii)	the number of occupants in the Building and their particular uses; and

(iv)	the hours of operation of the Building.

(b)	The Lessee agrees to cooperate with and implement the Lessor’s Sustainability Initiatives and comply with the Lessor’s procedures including giving the Lessor, on reasonable notice, access to the Premises to collect data, install meters and otherwise pursue the Lessor’s initiatives and implement procedures relating to the Sustainability Initiatives.

(c)	The Lessee must provide all information requested by the Lessor and within such time as may be reasonably required by the Lessor:

(i)	to obtain Energy Ratings for the Premises, or such other areas licensed by the Lessee in the Building;

(ii)	to obtain Energy Ratings for the Building, or the Services that are base building or central services; or

(iii)	to comply with Environmental Law Disclosures, including the Lessor’s reporting and disclosure requirements for the environmental performance of the Premises, Building, or other areas licensed by the Lessee in the Building.

(d)	The Lessee must, in addition to its obligation under clause 24(c), collect and maintain records of all relevant information required under clause 24(c), and disclose such information to the Lessor at regular intervals, as may be reasonably required by the Lessor, but no more than once every quarter.

25.	Incentives

25.1	Base Rent Reduction

(a)	From the Base Rent Commencing Date, each monthly instalment of the Base Rent during the Term will be reduced by the Base Rent Reduction Amount in accordance with subclause (b) (Base Rent Reduction).

(b)	In this clause, Base Rent Reduction Amount means an amount of $37,687.50 applied as a reduction in the Base Rent of $1,046.88 per month for each month during the Term.

(c)	The grant of the Base Rent Reduction does not affect the obligations of the Lessee in respect of other moneys payable by the Lessee under the lease including the Outgoings Contribution and Cleaning Contribution. The Lessee’s obligations to pay these amounts under the lease apply on and from the Commencing Date.

(d)	If, during the Term, the Lessee:

(i)	is in default under this lease; and

(ii)	the Lessor notifies the Lessee that it is in default; and

(iii)	the Lessee fails to remedy that default within a reasonable time (as determined by the Lessor in its absolute discretion),

then the Lessor may, in its absolute discretion, choose to suspend or cancel the Base Rent Reduction.

(e)	If the Lessor chooses to suspend the Base Rent Reduction under subclause (d), then the Base Rent Reduction is suspended for the period commencing on the day that the default commences and ending on the day on which the Lessee remedies the default (Suspension Period). The Lessee agrees that the part of the Base Rent Reduction that applies during the Suspension Period is forfeited by, and non-refundable to, the Lessee.

(f)	The Lessor may apply subclause (d) each time the Lessee is in Default.

26.	General

26.1	Quiet Enjoyment

Subject to the Lessor’s rights reserved by this lease, while the Lessee complies with its obligations under this lease, the Lessee may use and occupy the Premises during the Term without interference by or through the Lessor. For the avoidance of doubt, subject to clause 26.11, the Lessee will generally be able to access the Premises during and outside of the Minimum Operating Hours.

26.2	Notices

(a)	Any notice or notification given under this lease must be in writing. A notice by the Lessor is valid if signed by an officer, solicitor or Managing Agent of the Lessor or any other person nominated by the Lessor.

(b)	The Lessor and the Lessee must promptly notify each other of any changes to their address and facsimile number and update the notice if any changes occur.

(c)	The Lessor may serve a notice on the Lessee by:

(i)	giving it to the Lessee personally;

(ii)	leaving it at the Premises;

(iii)	sending it to the Lessee’s facsimile number; or

(iv)	posting it to the Lessee’s last known registered office, residence or the Premises.

(d)	A notice sent by prepaid post and correctly addressed is taken to be received on the third (seventh, if posted to or from a place outside Australia) day after posting.

(e)	A notice sent by facsimile is taken to be received at the time shown in the transmission report that the whole facsimile was successfully transmitted.

(f)	Any notice is effective for the purposes of this lease on delivery to the recipient or production to the sender of a facsimile transmission report before 5.00pm local time on a Business Day in the place in or to which the written notice is delivered or sent or otherwise at 9.00am on the next Business Day following delivery or receipt.

(g)	Unless a later time is specified in it, a notice takes effect from the time it is received or taken to be received under this lease.

26.3	Payments

(a)	The Lessee must make payments under this lease without set-off or counterclaim and free and clear of any withholding or deduction.

(b)	All payments by the Lessee under this lease must be paid:

(i)	to the Lessor or to a person nominated by the Lessor in a notice given to the Lessee; and

(ii)	in Australian dollars.

(c)	If the Lessee pays an amount and it is found later that the amount payable should have been higher, then the Lessor may demand payment of the difference even though the Lessor has given the Lessee a receipt for payment of the lower amount.

(d)	The Lessor need not make demand for any amount payable by the Lessee under this lease unless this lease expressly states that demand must be made.

26.4	Lessor’s costs

The Lessee must pay to the Lessor:

(a)	stamp duty (including penalties and fines other than penalties and fines due to the delay of the Lessor) the mortgagee’s legal, consent and production fees and registration fees in connection with this lease or any assignment or variation of this lease;

(b)	the Lessor’s reasonable costs (including the costs of any consultants of the Lessor), legal fees and expenses:

(i)	relating to the preparation, negotiation, completion, execution, stamping and registration of this lease, to the extent those costs exceed $3,000.00 (excluding GST and disbursements);

(ii)	relating to any assignment of this lease;

(iii)	for any Lessor’s consent or approval required under this lease even if the consent or approval is not given; and

(iv)	for any mortgagee’s consent to this lease or to anything done under this lease which requires the Lessor’s mortgagee’s consent including the mortgagee’s legal fees.

(c)	If the Lessee defaults under this lease, the Lessee must pay all costs and expenses (including legal costs) which the Lessor suffers or incurs in connection with that default.

26.5	Power of attorney

(a)	The Lessee irrevocably appoints the Lessor and each of its officers as the Lessee’s attorney to act under this lease.

(b)	After the right to re-enter arises the Lessor, as the Lessee’s attorney, may sign:

(i)	a surrender of this lease;

(ii)	a withdrawal of any caveat lodged by the Lessee; or

(iii)	any other document concerning this lease;

and in doing so, the attorney may use the Lessee’s name and do anything relating to the Premises which the Lessee could do.

26.6	Dealing with the Property

The Lessor may subdivide the Property, convert it to strata title, or grant easements or other rights over it provided that action does not derogate from the Lessee’s rights under this lease. If requested by the Lessor, the Lessee must sign any relevant document reasonably required by the Lessor.

26.7	Lessor’s consent

If this lease states that the Lessor’s approval or consent must be obtained, then:

(a)	that consent or approval must be obtained before the act or thing is done;

(b)	the Lessor must not unreasonably withhold its consent or approval unless this lease expressly states otherwise;

(c)	the Lessor may require the Lessee to comply with any reasonable conditions before giving its consent; and

(d)	the consent or approval is not effective unless it is in writing.

26.8	Conveyancing Act

The provisions of sections 84, 84A, 86 and the short form covenants contained in Part 2 Schedule 4 of the Conveyancing Act 1919 (NSW) are not implied into the terms of this lease.

26.9	Fitout Manual

The Lessee acknowledges that the Lessee has inspected the Fitout Manual (if any) before entering into this lease.

26.10	Lessor’s agents

The Lessor may appoint persons to exercise any of its rights or perform any of its duties under this lease. The Lessee must treat those persons when they are exercising those rights or performing those duties as if they were the Lessor. Communications from the Lessor override those from the persons appointed if they are inconsistent.

26.11	Close Building

The Lessor may close the Building in an emergency or if the Lessor otherwise deems that action reasonably necessary.

26.12	Antecedent rights and obligations

The Terminating Date does not affect:

(a)	the Lessor’s rights in connection with a breach of this lease by the Lessee before the Terminating Date; or

(b)	the Lessee’s obligations under this lease in respect of periods before the Terminating Date.

26.13	No caveat

The Lessee must not lodge or allow to be lodged for it a caveat against the Land in relation to this lease.

26.14	Severability

If a provision of this lease is void, unenforceable or illegal the remainder of this lease has full force and effect.

26.15	Counterparts

This lease may consist of a number of counterparts. The counterparts taken together constitute one instrument.

26.16	Entire agreement

This lease constitutes the entire agreement of the parties in relation to the matters in this lease and supersedes all prior agreements, understandings and negotiations between the parties in relation to those matters.

26.17	Attorneys

If this lease is executed by an attorney the attorney states by such execution that as at the time of such execution the attorney has received no notice of the revocation of the power of attorney under which the attorney executed this lease.

26.18	No merger

Each representation and covenant under this lease continues until satisfied or completed.

Executed as a deed.

Certified correct for the purposes of the Real

Property Act 1900 by Ho Group North

Sydney Pty Limited ACN 166 919 384 and

executed in accordance with Section 127 of

the Corporations Act 2001 (Cth):

/s/ Ho Whye Tong	/s/ Ningci Ho
Director Signature Ho Whye Tong	Director/Secretary Signature Ningci Ho
Print Name	Print Name

Certified correct for the purposes of the Real Property Act 1900 by Benitec Biopharma Limited ACN 068 943 662 and executed in accordance with Section 127 of the Corporations Act 2001 (Cth):

/s/ Peter Francis	/s/ John Chiplin
Director Signature Peter Francis	Director/Secretary Signature John Chiplin
Print Name	Print Name